Exhibit 99.1

Teleflex ®	NEWS

155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-0811

Contact:	Julie McDowell Vice President, Corporate Communications 610-948-2836

FOR IMMEDIATE RELEASE	April 4, 2007

Teleflex Agrees to Sell Precision-Machined Components Business
to GKN plc

Limerick, PA – Teleflex Incorporated (NYSE: TFX) today announced the signing of an agreement to sell Teleflex Aerospace Manufacturing Group (TAMG), a precision-machined components business that is part of its Aerospace Segment, to GKN plc, a leading global supplier of technology-based, highly engineered products. The transaction is subject to regulatory and other approvals and is expected to be completed in the second quarter of 2007. Terms of the transaction were not disclosed.

With annual revenues of over $130 million in 2006, TAMG specializes in design and manufacture of precision-machined aircraft engine components utilizing complex metal shaping and electrochemical machining techniques. The business serves leading aircraft engine manufacturers and employs over 600 people in seven manufacturing sites located in the United States, England, France and Mexico.

GKN Aerospace is a leader in the design and manufacture of composite and complex metal aircraft structures and specialty products for commercial and military aviation markets. It is a global independent first tier supplier to aircraft and aero engine manufacturers. GKN Aerospace has over 6800 employees and 24 centers in Europe and North America.

“Teleflex maintains a strong position in the aerospace industry through our specialty aircraft engine repairs, actuation, cargo containment, and cargo-handling systems businesses. This transaction reflects our increased focus on designing, manufacturing, marketing and supporting branded systems and services which provide Teleflex direct access to airlines and aftermarket opportunities. We are pleased to be transitioning the ownership of TAMG to an industry leader with strong OEM customer relationships,” stated Jeffrey P. Black, chairman and chief executive officer.

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As a result of the signing of this agreement, TAMG will be reflected in the Company’s future consolidated financial statements as a discontinued operation. The Company expects the strong current performance of businesses in continuing operations to partially offset the loss of future earnings resulting from this transaction. As a result, the Company now anticipates diluted earnings per share from continuing operations for the full year 2007 before restructuring charges and gains will be in the range of $4.05 to $4.25 per diluted share.

The transaction is expected to result in an after tax gain on sale of assets of approximately $50 million or $1.25 per diluted share. The Company continues to expect restructuring charges for the year to be in the range of $6 to $9 million or $0.11 to $0.16 per diluted share.

About Teleflex Incorporated
Teleflex is a diversified company with 2006 annual revenues of more than $2.6 billion. The company designs, manufactures and distributes quality engineered products and services for the commercial, medical, and aerospace markets worldwide. Teleflex employs more than 19,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to the expected completion date of the sale of TAMG, expected gains or losses resulting from divestitures, expected full year diluted earnings per share from continuing operations before and after giving the effect of special charges and gains, expected gain on sale of assets for this transaction, and expected restructuring charges for the full year. Actual results could differ materially from those in these forward-looking statements due to, among other things, inability to sell businesses at prices, or within time-periods, anticipated by management; unexpected expenditures in connection with the effectuation of a sale; costs and length of time required to comply with legal requirements applicable to certain aspects of the transaction, unanticipated difficulties in connection with customer reaction to the program; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.

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